PowerShares India Exchange-Traded Fund Trust

Amendment No. 1 to the Declaration of Trust

A trust known as PowerShares India Exchange-Traded Fund Trust (the “Trust”) was created by a Declaration of Trust dated August 3, 2007 (the “Declaration”). Pursuant to the authority granted by Article XI, Section 11.1 of the Declaration, the following amendment to the Declaration is hereby adopted, effective as of June 4, 2018:

Article I, Section 1.1 is amended to read as follows:

Section 1.1. Name. This Trust shall be known as “Invesco India Exchange-Traded Fund Trust” and the Trustees shall conduct the business of the Trust under that name or any other name as they may from time to time determine.

(signature page follows)

IN WITNESS WHEREOF, the undersigned, being a majority of the Trustees of the Trust, have executed this instrument as of this 19th day of April, 2018.

/s/ Ronn R. Bagge	/s/ Yung Bong Lim
Ronn R. Bagge, as Trustee 3500 Lacey Road, Suite 700 Downers Grove, Illinois 60515	Yung Bong Lim, as Trustee 3500 Lacey Road, Suite 700 Downers Grove, Illinois 60515

/s/ Todd J. Barre	/s/ Phillip M. Nussbaum
Todd J. Barre, as Trustee 3500 Lacey Road, Suite 700 Downers Grove, Illinois 60515	Philip M. Nussbaum, as Trustee 3500 Lacey Road, Suite 700 Downers Grove, Illinois 60515

/s/ Kevin M. Carome	/s/ Gary R. Wicker
Kevin M. Carome, as Trustee 3500 Lacey Road, Suite 700 Downers Grove, Illinois 60515	Gary R. Wicker, as Trustee 3500 Lacey Road, Suite 700 Downers Grove, Illinois 60515

/s/ Marc M. Kole	/s/ Donald H. Wilson
Marc M. Kole, as Trustee 3500 Lacey Road, Suite 700 Downers Grove, Illinois 60515	Donald H. Wilson, as Trustee 3500 Lacey Road, Suite 700 Downers Grove, Illinois 60515